EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SolarMax Technology, Inc. and Subsidiaries on Form S-1 of our report dated March 21, 2018, except for the Restatements of the Consolidated Financial Statements in Note 2, as to which the date is November 13, 2018, with respect to our audits of the consolidated financial statements of SolarMax Technology, Inc. and Subsidiaries as of December 31, 2017 and December 31, 2016 and for the years ended December 31, 2017 and December 31, 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a restatement to correct a misstatement to such financial statements as further disclosed in Note 2.

Marcum LLP

Costa Mesa, CA

December 21, 2018